Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

ISPIRE TECHNOLOGY INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share (2022 Equity Incentive Plan)	457(c) and 457(h)	15,000,000	$9.43	$141,450,000	0.00011020	$15,587.79
Total Offering Amounts					$141,450,000		$15,587.79
Total Fee Offsets							$0
Net Fee Due							$15,587.79

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall cover any additional shares of common stock, par value $0.0001 per share (the “Common Stock”), of Ispire Technology Inc. (the “Registrant”) issuable under the Registrant’s 2022 Equity Incentive Plan by reason of any stock splits, stock dividends, recapitalizations or other similar transactions effected that results in an increase to the number of outstanding shares of the Registrant’s common stock.

(2)

This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is the average of the high price ($9.63) and low price ($9.22) for the Common Stock as reported on The Nasdaq Stock Market on July 24, 2023, which date is within five business days prior to the filing of this Registration Statement.